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                                                                 Exhibit 12

                               MARSHALL & ILSLEY CORPORATION
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (Dollar amounts in thousands)
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
                                                                                Years Ended December 31,
                                                              _____________________________________________________
Earnings:                                                      1994       1993        1992        1991       1990
                                                              _____________________________________________________

  Earnings before income taxes, extraordinary items and
    cumulative effect of changes in accounting principles    $167,803    $264,584    $231,792   $186,738   $143,192

  Fixed charges, excluding interest on deposits                77,074      47,905      50,687     66,641     85,234
                                                             ------------------------------------------------------
      Earnings including fixed charges but excluding
          interest on deposits                                244,877     312,489     282,479    253,379    228,426

  Interest on deposits                                        255,861     272,100     334,443    448,757    466,537
                                                             ------------------------------------------------------
      Earnings including fixed charges and interest
          on deposits                                        $500,738    $584,589    $616,922   $702,136   $694,963
                                                             ======================================================
Fixed Charges:

  Interest Expense:

      Short-term borrowings                                   $39,681     $18,010     $17,606    $32,065    $56,849

      Long-term borrowings                                     30,537      23,088      26,439     27,770     22,524

      One-third of rental expense for all operating
          leases (the amount deemed representative of
          the interest factor)                                  6,856       6,807       6,642      6,806      5,861

          Fixed charges excluding interest on deposits         77,074      47,905      50,687     66,641     85,234
                                                             ------------------------------------------------------
      Interest on deposits                                    255,861     272,100     334,443    448,757    466,537
                                                             ------------------------------------------------------
          Fixed charges including interest on deposits       $332,935    $320,005    $385,130   $515,398   $551,771
                                                             ======================================================

Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits                               3.18 x      6.52 x      5.57 x     3.80 x     2.68 x
  Including interest on deposits                               1.50 x      1.83 x      1.60 x     1.36 x     1.26 x

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